Exhibit 99.03
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

18 August 2006

Shire plc (the "Company")

The Company announces that on 17 August 2006 the following Persons Discharging Managerial Responsibility (“PDMRs”) were granted awards under the Shire plc Portfolio Share Plan (the “Plan”).

Awards of Stock Settled Appreciation Rights (“SARs”) under Part A of the Plan

Name of PDMR	Type of Security	No of Ordinary Shares or ADRs	Exercise price
Matthew Emmens (Executive Director)*	American Depositary Receipt (“ADR”)	126,831	$49.36
Angus Russell (Executive Director)*	Ordinary Share	128,542	£8.645
Michael Cola	ADR	15,000	$49.36
David Pendergast	ADR	14,000	$49.36
Tatjana May	Ordinary Share	34,000	£8.645
Barbara Deptula	ADR	13,334	$49.36
Eliseo Salinas	ADR	10,667	$49.36
Joseph Rus	ADR	11,667	$49.36
John Lee	ADR	8,667	$49.36
Anita Graham	ADR	8,667	$49.36

     *Awards to Executive Directors are subject to performance targets

SARs will normally vest after three years. subject to any performance targets. Once vested, SARs will be capable of exercise for a period of two years. No consideration was paid for the grant of the SARs.

Performance Share Awards (“PSP Awards”) under Part B of the Plan

Name of PDMR	Type of Security	No of Ordinary Shares or ADRs	Market value
Matthew Emmens (Executive Director)*	American Depositary Receipt (“ADR”)	92,671	$49.36
Angus Russell (Executive Director)*	Ordinary Share	96,406	£8.645
Michael Cola	ADR	14,000	$49.36
David Pendergast	ADR	13,334	$49.36
Tatjana May	Ordinary Share	34,000	£8.645
Barbara Deptula	ADR	13,334	$49.36
Eliseo Salinas	ADR	10,667	$49.36

Joseph Rus	ADR	11,334	$49.36
John Lee	ADR	8,667	$49.36
Anita Graham	ADR	11,334	$49.36

     *Awards to Executive Directors are subject to performance targets

The PSP awards will normally vest after three years, subject to any performance targets. Once vested, sufficient ordinary shares or ADRs will be transferred or allotted to the participant within 30 days. No consideration was paid for the grant of PSP awards.

T May

Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.